EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2015 RESULTS

NASHVILLE, Tenn. (October 19, 2015)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2015.

Highlights:

•	Revenues of $53.8 million in the third quarter of 2015, up 21% from $44.5 million in the third quarter of 2014

•	Operating income of $4.3 million in the third quarter of 2015, down 9% from $4.7 million in the third quarter of 2014. Operating income for the 2015 third quarter was adversely impacted by the $2.1 million reduction resulting from the deferred revenue write-down associated with the HealthLine Systems acquisition

•	Net income of $2.6 million in the third quarter of 2015, down 24% from $3.4 million in the third quarter of 2014, and earnings per share (EPS) of $0.08 per share (diluted) in the third quarter of 2015, compared to $0.12 per share (diluted) in the third quarter of 2014, both of which were also adversely impacted by the deferred revenue write-down mentioned above

•	Adjusted EBITDA[1] of $9.3 million in the third quarter of 2015, up 17% from $7.9 million in the third quarter of 2014, which was also adversely impacted by the aforementioned deferred revenue write-down

Financial Results:
Third Quarter 2015 Compared to Third Quarter 2014
Revenues for the third quarter of 2015 increased by $9.3 million, or 21 percent, to $53.8 million, compared to $44.5 million for the third quarter of 2014.

Revenues from our HealthStream Workforce Solutions segment increased by $5.9 million, or 17 percent, when compared to the third quarter of 2014. Revenues from our subscription-based solutions increased by approximately $5.7 million, or 17 percent, over the prior year third quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from ICD-10-readiness training products were approximately $6.3 million in the third quarter of 2015, compared to $7.4 million in the prior year third quarter.

Revenues from our HealthStream Patient Experience Solutions segment increased by $555,000, or seven percent, when compared to the third quarter of 2014. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $862,000, or 14 percent, when compared to the third quarter of 2014. Revenues from other products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $307,000, or 14 percent, when compared to the third quarter of 2014.

1 — Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from our HealthStream Provider Solutions segment increased by $2.9 million when compared to the third quarter of 2014. Revenues from the HealthLine Systems (HLS) acquisition, which was consummated on March 16, 2015, were $2.7 million during the third quarter of 2015. In September 2015, HealthStream introduced Echo, Inc. to the marketplace as a newly formed company, combining its HLS and SyMed Development businesses.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the third quarter of 2015, HealthStream reported a $2.1 million reduction to GAAP revenues and corresponding reductions of $2.1 million to operating income and $1.3 million to net income as a result of the deferred revenue write-down for the HLS acquisition. During the third quarter of 2014, HealthStream reported a $150,000 reduction to GAAP revenues and corresponding reductions of $150,000 to operating income and $108,000 to net income as a result of deferred revenue write-downs. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $4.3 million for the third quarter of 2015 compared to $4.7 million for the third quarter of 2014. The decline in operating income resulted from a variety of factors. Increases in revenue in the third quarter of 2015 were partially offset by increased operating expenses associated with personnel additions, higher royalties, depreciation and amortization, and other general expenses. In addition, operating income in the third quarter of 2015 was impacted by the $2.1 million deferred revenue write-down for the HLS acquisition.

Net income was $2.6 million in the third quarter of 2015 compared to $3.4 million in the third quarter of 2014. Earnings per share were $0.08 per share (diluted) for the third quarter of 2015, compared to $0.12 per share (diluted) for the third quarter of 2014. Both net income and earnings per share for the prior year third quarter were positively influenced by a lower effective tax rate, which resulted from approximately $670,000 of tax benefits associated with research and development tax credits.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 17 percent to $9.3 million for the third quarter of 2015, compared to $7.9 million for the third quarter of 2014.

At September 30, 2015, the Company had cash and marketable securities of $144.8 million. Capital expenditures totaled $3.7 million for the third quarter of 2015.

Year-to-Date 2015 Compared to Year-to-Date 2014
For the first nine months of 2015, revenues were $153.1 million, an increase of 22 percent over revenues of $125.3 million in the first nine months of 2014. Operating income for the first nine months of 2015 decreased by four percent to $11.7 million, compared to $12.1 million for the first nine months of 2014. Net income for the first nine months of 2015 decreased by 12 percent to $6.8 million, compared to $7.7 million for the first nine months of 2014. Earnings per share were $0.23 per share (diluted) for the first nine months of 2015 compared to $0.28 per share (diluted) for the first nine months of 2014. During the first nine months 2015, HealthStream reported a $5.3 million reduction to GAAP revenues and corresponding reductions of $5.3 million to operating income and $3.1 million to net income, primarily as a result of the deferred revenue write-down for the HLS acquisition. During the first nine months of 2014, HealthStream reported a $1.2 million reduction to GAAP revenues and corresponding reductions of $1.2 million to operating income and $772,000 to net income as a result of deferred revenue write-downs. Both net income and earnings per share for the prior year were positively influenced by a lower effective tax rate, which resulted from approximately $670,000 of tax benefits associated with research and development tax credits. Adjusted EBITDA increased by 25 percent to $26.5 million for the first nine months of 2015 compared to $21.3 million for the first nine months of 2014.

Other Business Updates
At September 30, 2015, we had approximately 4,451,000 total subscribers implemented to use and 4,528,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several insightful measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.

For the third quarter of 2015, HealthStream’s Workforce ARIS was $35.82, down slightly compared to last year’s third quarter of $35.91, while increasing by $0.48 per implemented subscriber over the second quarter of 2015. Subscription-based revenues increased 17 percent compared to last year’s third quarter while implemented subscribers increased 16 percent over the same period last year.

Financial Outlook for 2015
For 2015, we anticipate that consolidated revenues will grow 19 to 22 percent as compared to 2014. We anticipate that revenue growth in our Workforce Solutions segment will be in the 17 to 19 percent range and approximately five to seven percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to contribute between $12.5 million and $14 million in revenues during 2015. We expect the HLS acquisition to contribute between $7 million to $9 million of this total, which is the estimated amount after the write-down of the acquired deferred revenue balance as required under GAAP.

We anticipate that the Company’s 2015 full-year operating income will decrease between 15 and 25 percent as compared to full-year 2014 results. This operating income range takes into account the following:

•	Between $6.5 million and $7.0 million of write-down to the deferred revenue balances of HLS;

•	Approximately $1 million of transaction costs related to the HLS acquisition incurred in the first quarter of this year;

•	An increased rate of investment over full-year 2014 in HealthStream’s product development related to new products, enhancements to existing products, and integration of acquired products—including an increase in investment in HLS’s products;

•	An increase in expense related to sales and marketing investments, including the Company’s customer Summit, which was held in Nashville during the second quarter of 2015; and

•	Share-based compensation and related expenses of $1.65 million, which was reflected in the second quarter, associated with stock awarded to employees through the special contribution to the Company of personally held shares by HealthStream’s CEO as previously disclosed.

We anticipate that our full-year 2015 capital expenditures will be between $13 million and $15 million. We expect our effective tax rate during 2015 to be between 42 percent and 44 percent.

The aforementioned guidance does not include the impact from any other acquisitions that we may complete during 2015.

Commenting on third quarter 2015 results, Robert A. Frist, Jr., chief executive officer of HealthStream, said, “Our results this quarter position us well to finish the year strong—as reflected in our updated financial guidance. This is an exciting time for HealthStream as we further innovate for our customers with powerful solutions that support their workforce—like we did with the launch of KnowledgeQ™ last week. The introduction of Echo, Inc., HealthStream’s newly formed company comprised of our HealthLine Systems and SyMed Development businesses, established us as the market leader in medical staff credentialing, payer credentialing, provider enrollment, provider analytics, and contact center solutions—and there are numerous emerging innovations in development from Echo. Across the Company, we believe that our innovative solutions are helping healthcare organizations to develop their workforce and improve outcomes and, in turn, improve the quality of healthcare.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, October 20, 2015, at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #56007526) for U.S. and Canadian callers and 404-537-3406 (conference ID #56007526) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. We believe that adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Over the past few years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.

In connection therewith, this release presents below non-GAAP revenues, non-GAAP operating income, and non-GAAP net income, which in each such case reflects the corresponding GAAP figures adjusted to exclude the impact of the deferred revenue write-down associated with fair value accounting for acquired businesses as referenced above. Management believes that the presentation of these non-GAAP financial measures assists investors in understanding the Company’s performance between periods excluding the impact of this deferred revenue write-down and provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.5 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Pensacola, Florida; Jericho, New York; and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$53,835	$44,525	$153,136	$125,351
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	23,126	19,115	65,752	54,778
Product development	6,195	4,211	16,654	12,052
Sales and marketing	8,377	7,585	26,052	21,783
Other general and administrative	7,173	6,058	20,851	16,651
Depreciation and amortization	4,639	2,815	12,148	7,938

Total operating expenses	49,510	39,784	141,457	113,202
Operating income	4,325	4,741	11,679	12,149
Other income (expense), net	28	49	(7)	117

Income before income taxes	4,353	4,790	11,672	12,266
Income tax provision	1,739	1,354	4,862	4,519

Net income	$2,614	$3,436	$6,810	$7,747

Net income per share:
Net income per share, basic	$0.08	$0.12	$0.23	$0.28

Net income per share, diluted	$0.08	$0.12	$0.23	$0.28

Weighted average shares outstanding:
Basic	31,643	27,605	29,527	27,542

Diluted	32,029	28,047	29,905	27,999

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	September 30,	December 31,
	2015	2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$67,441	$81,995
Marketable securities	77,367	38,973
Accounts and unbilled receivables, net	35,178	34,845
Prepaid and other current assets	21,688	18,798

Total current assets	201,674	174,611
Capitalized software development, net	13,768	12,706
Property and equipment, net	11,847	9,442
Goodwill and intangible assets, net	142,018	56,709
Other assets	5,410	3,794

Total assets	$374,717	$257,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$20,542	$23,543
Deferred revenue	64,931	53,716

Total current liabilities	85,473	77,259
Deferred tax liabilities, non-current	5,829	5,838
Deferred revenue, noncurrent	3,893	3,657
Other long-term liabilities	766	2,649

Total liabilities	95,961	89,403
Shareholders’ equity:
Common stock	279,023	174,926
Comprehensive loss	(47)	(37)
Accumulated deficit	(220)	(7,030)

Total shareholders’ equity	278,756	167,859

Total liabilities and shareholders’ equity	$374,717	$257,262

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2014.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Nine Months Ended
	September 30,	September 30,
	2015	2014
Operating activities:
Net income	$6,810	$7,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,148	7,938
Deferred income taxes	123	4,519
Share-based compensation	2,787	1,222
Excess tax benefits from equity awards	(3,721)	129
Provision for doubtful accounts	184	170
Loss on equity method investments	98	34
Other	938	1,082
Changes in assets and liabilities:
Accounts and unbilled receivables	2,649	(1,891)
Prepaid and other assets	(1,253)	(4,156)
Accounts payable, accrued and other liabilities	(670)	(3,037)
Deferred revenue	5,426	14,918

Net cash provided by operating activities	25,519	28,675

Investing activities:
Business combinations, net of cash acquired	(88,075)	(12,298)
Changes in marketable securities	(39,334)	(3,906)
Investments in non-marketable equity investments	(2,000)	(325)
Purchases of property and equipment	(6,012)	(3,044)
Payments associated with capitalized software development	(5,329)	(4,025)

Net cash used in investing activities	(140,750)	(23,598)

Financing activities:
Proceeds from issuance of common stock	98,014	—
Borrowings under revolving credit facility	28,000	—
Repayments under revolving credit facility	(28,000)	—
Proceeds from exercise of stock options	328	872
Excess tax benefits from equity awards	3,721	(129)
Taxes paid related to net settlement of equity awards	(753)	(160)
Payment of earn-outs related to acquisitions	(633)	(270)

Net cash provided by financing activities	100,677	313

Net (decrease) increase in cash and cash equivalents	(14,554)	5,390
Cash and cash equivalents at beginning of period	81,995	59,537

Cash and cash equivalents at end of period	$67,441	$64,927

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP net income	$2,614	$3,436	$6,810	$7,747
Interest income	(150)	(73)	(259)	(190)
Interest expense	26	13	162	38
Income tax provision	1,738	1,354	4,862	4,519
Share-based compensation expense	440	388	2,787	1,222
Depreciation and amortization	4,639	2,815	12,148	7,938

Adjusted EBITDA	$9,307	$7,933	$26,510	$21,274

GAAP revenues	$53,835	$44,525	$153,136	$125,351
Add: deferred revenue write-down	2,099	150	5,341	1,222

Non-GAAP revenues	$55,934	$44,675	$158,477	$126,573

GAAP operating income	$4,325	$4,741	$11,679	$12,149
Add: deferred revenue write-down	2,099	150	5,341	1,222

Non-GAAP operating income	$6,424	$4,891	$17,020	$13,371

GAAP net income	$2,614	$3,436	$6,810	$7,747
Add: deferred revenue write-down, net of tax	1,261	108	3,114	772

Non-GAAP net income	$3,875	$3,544	$9,924	$8,519

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2015 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #